EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

EMISSION CONTROL DEVICES, INC.

Pursuant to the provisions of the Revised Business Code Sec. 16-10a-1001et. seq., the Undersigned corporation adopts the following amendment to the Articles of Incorporation.

The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on May 29, 2002, said articles are hereby amended and shall read as follows: ________________________________________________________________

Article I

Name

The name of the corporation is Rocky Mountain Energy Corporation.

Article IV

Capitalization

Section 1. The authorized capital of this corporation shall consist of the following stock: Two hundred million (200,000,000) common shares, par value $.001 per share. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no cumulative voting by shareholders.

________________________________________________________________

The number of shares outstanding at the time of adoption was 31,486,964 and the number of shares entitled to vote thereon was the same.

The number of shares represented at the meeting of the shareholders was 20,200,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.

Effective the 29th day of May 2002

__________________________

Justeene Blankenship,

President & Secretary